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                                            RULE NO. 424(b)(3)
                                            REGISTRATION NO. 333-70255

              Prospectus Supplement No.1 dated February 23, 1999
                             to the Prospectus of
                     United Rentals, Inc. (the "Company"),
                             dated January 7, 1999
               (included in Registration Statement on Form S-3,
                          Registration No. 333-70255)

     The prospectus under the caption "Selling Security Holders" indicates that Aaron Cave, Dawn Cave, Heather Cave and Lowell Cave (the "Caves") are selling security holders with respect to an aggregate of 100,711 shares of Common Stock of the Company (the "Cave Shares"). The Caves have transferred all of the Cave Shares to The Cave Family Limited Partnership (the "Partnership"), and the Partnership is now a selling security holder for purposes of the prospectus with respect to 100,711 shares of Common Stock of the Company.